Exhibit 4.0

                        [LETTERHEAD OF W.R. KLEIN, P.A.]


                                  April 8, 2003

Internet Commerce, Inc.
1900 Main Street, Suite 310
Sarasota, FL 34236

Dear Sirs:

      I have acted as special counsel to Internet Commerce, Inc., a Florida Corporation (the "Corporation"), in connection with the registration of 14,001,000 shares of its common stock of which 4,001,000 are to be distributed to the shareholders of Safe Technologies International, Inc., pursuant to the terms of a Merger Agreement dated March 27, 2002, and 10,000,000 shares of common stock are to be offered to the public as approved by the Board of Directors on April 4, 2003.

      The distribution of the shares is to be made pursuant to a Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission (the "Registration Statement").

      Please be advised that it is my opinion that the corporation's common stock to be distributed pursuant to the Registration Statement has been duly authorized and has been validly issued by the Corporation under the Florida Business Corporation Act and is fully paid and non-assessable.

      We consent to the use of our name in the Registration Statement in the section of the Prospectus entitled "Legal Matters" and the filing of this letter as an exhibit to the Registration Statement.

                               Sincerely,

                               W.R. Klein, PA


                               /s/ William Randolph Klein
                               ---------------------------
                               William Randolph Klein